Exhibit 10.4

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (the “Agreement”) is dated as of August 15, 2019 (the “Closing Date”), by and among Bright Mountain Media, Inc., a Florida corporation (the “Buyer”), the shareholders (the “Shareholders”) of Slutzky & Winshman, Ltd., an Israeli corporation (“S&W”), and Pearlman Law Group LLP, a Florida limited liability partnership, as escrow agent (the “Escrow Agent”). Capitalized terms used but not defined herein have the meaning afforded to them in the Share Exchange Agreement (defined below).

WHEREAS, on July 31, 2019 the Buyer, Bright Mountain Israel Acquisition Ltd., an Israeli company (in formation) and wholly-owned subsidiary of the Buyer (the “Merger Sub”), S&W and the Shareholders entered into that certain Share Exchange Agreement and Plan of Merger (the “Share Exchange Agreement”), pursuant to which the Shareholders agreed to transfer to the Buyer all of the issued and outstanding Ordinary Shares of S&W in exchange for the Purchase Price;

WHEREAS, in connection with the transactions contemplated by the Share Exchange Agreement, including, without limitation, pursuant to Section 2.1 of the Share Exchange Agreement, the Shareholders agreed to deposit the Escrow Share Amount into escrow pending release pursuant to the terms of the Share Exchange Agreement;

WHEREAS, the parties to the Share Exchange Agreement have determined that all conditions precedent to the Closing have been satisfied; and

WHEREAS, the Buyer and the Shareholders desire that the Escrow Agent accept the Escrow Share Amount plus any and all dividends and distributions thereon (the “Escrow Property”), in escrow, to be held and disbursed as hereinafter provided.

IT IS AGREED:

1. Appointment of Escrow Agent. The Buyer and the Shareholders hereby appoint the Escrow Agent to act in accordance with and subject to the terms of this Agreement and the Escrow Agent hereby accepts such appointment and agrees to act in accordance with and subject to such terms.

2. Escrow.

(a) Deposit of Ordinary Shares on Closing. On or before the date hereof, the Shareholders shall deliver certificates representing the Ordinary Shares (accompanied by appropriate stock power and certificate of cancellation) to be deposited with the Escrow Agent, which, by virtue of the Merger and without any action on the part of the Shareholders, shall be released to the Buyer at the Effective Time. Prior to the Effective Time the Buyer shall have the right to vote the Ordinary Shares. In the Event there is no Effective Time, the Escrow Agent shall disburse the Ordinary Shares pursuant to written instructions by the Shareholders and the Buyer.

(b) Deposit of Escrow Share Amount. On or before the date hereof, the Buyer shall deliver to the Escrow Agent certificates representing the Escrow Share Amount in such names and amounts as set forth on Schedule A of the Share Exchange Agreement, to be held and disbursed subject to the terms and conditions of this Agreement. If it becomes known to the Shareholders or Buyer that any information set forth in Schedule A of the Share Exchange Agreement has changed for any reason, then Buyer and the Shareholders shall deliver a revised version of such Schedule A to the Escrow Agent setting forth the correct then current information and the effective date of the revised Schedule A. In addition to the legends set forth in the Share Exchange Agreement, the certificates representing the Escrow Share Amount shall bear the following legend:

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS OF THAT CERTAIN ESCROW AGREEMENT DATED AUGUST 15, 2019 BY AND BETWEEN BRIGHT MOUNTAIN MEDIA, INC., THE SHAREHOLDER AND THE ESCROW AGENT NAMED THEREIN, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICES OF BRIGHT MOUNTAIN MEDIA, INC.”

3. Disposition of Escrow Property. The Escrow Agent will hold the Escrow Property in escrow until authorized hereunder to release and deliver the Escrow Property as follows:

(a) Release of Escrow Share Amount to the Buyer. From time to time during

(i) Distribution of AR Collection Shortfall. Promptly following the Determination Date, the Escrow Agent shall receive written instruction (the “AR Release Instructions”) signed on behalf of Buyer and the Shareholders stating that there has been a final determination with respect to the S&W Closing AR and any AR Collection Shortfall pursuant to Section 6.13 of the Share Exchange Agreement (including following resolution of a dispute, if any, pursuant to Section 6.13(b) thereof) (the “Final AR Collection Shortfall”), and such Final AR Collection Shortfall shall be released from the Escrow Account and transferred to Buyer, and on such date the remaining amount of Escrow Property in the Escrow Account attributed to the S&W Closing AR shall be released and delivered to the Shareholders.

(ii) Claims for Indemnification by Buyer Indemnitees. At the time of delivery by any Indemnified Party of a written notice to the Shareholders pursuant to Section 9.6 of the Share Exchange Agreement (the “Indemnification Notice”), a duplicate copy of such Indemnification Notice shall be delivered to the Escrow Agent by Buyer (on behalf of itself or any other Indemnified Party) and for a period of 30 days after such delivery to the Shareholders of such Indemnification Notice, the Escrow Agent shall make no delivery of Escrow Property in connection with the claim identified in such applicable Indemnification Notice pursuant to this Section 3 unless the Escrow Agent shall have received written request from the Shareholders (the “Indemnification Release Instructions” and each such Indemnification Release Instructions and AR Release Instructions, the “Release Instructions”) to release any portion of the Escrow Share Amount to the Buyer in accordance with Section 9 of the Share Exchange Agreement specifying the number of Escrow Share Amount to be so released (the “Approved Amount”). Upon receipt of the Indemnification Release Instructions, the Escrow Agent shall promptly, without any further notice, action or deed, release and deliver the Approved Amounts to the Buyer out of each Shareholder’s portion of the Escrow Share Amount then in the Escrow Account in proportion to such Shareholder’s Pro Rata Share (in proportions reflecting the total amount of the Escrow Share Amount then held in the Escrow Account on behalf of such Shareholder), but no more than such Shareholder’s Pro Rata Share of such Approved Amount. After the expiration of such 30-day period, the Escrow Agent shall make delivery of an amount of Escrow Share Amount from the Escrow Account, equal to any Losses corresponding to such claim or claims, calculated in accordance with Section 9.5 of the Share Exchange Agreement and as set forth in such Indemnification Notice under the heading “Escrow Agent Release Portion” in such Indemnification Notice; provided, however, that no such delivery by the Escrow Agent may be made if and to the extent any of the Shareholders has objected in a writing to any claim or claims made in the Indemnification Notice, or otherwise, deliver a Dispute Notice pursuant to Section 3(c) below, and such written notice shall have been delivered to Buyer prior to the expiration of such 30-day period (with a copy to the Escrow Agent). For the avoidance of doubt, and notwithstanding anything herein to the contrary, if a Loss identified in any Indemnification Notice arises out of an Indemnifiable Matter that is solely attributable to a breach or failure of a specific Shareholder(s) or the fraud of a specific Shareholder(s) or the actual knowledge of the fraud of S&W by a specific Shareholder(s), then (i) the Escrow Agent shall only release Escrow Share Amount to Buyer from such Shareholder(s) Pro Rata Share of the Escrow Share Amount then held in the Escrow Account on behalf of such Shareholder(s) (in proportions reflecting the total amount of Escrow Share Amount then held in escrow on behalf of such Shareholder(s)), as set forth in the Approved Amount or under the Heading “Escrow Agent Release Portion” in the Indemnification Notice, as applicable and (ii) the Buyer and Shareholders shall update Schedule A to the Share Exchange Agreement in accordance with Section 2 hereof to reflect the adjustment to the Pro Rata Share of the Escrow Share Amount held on behalf of such Shareholder(s).

(iii) If the Indemnification Release Instructions is for a number of Escrow Share Amount which is less than all of the Escrow Share Amount then representing the Escrow Property, the Escrow Agent shall promptly deliver the stock certificate(s) representing the Escrow Property to the Buyer’s transfer agent with instructions to cancel such number of Escrow Share Amount as shall be specified in the Indemnification Release Instructions and return stock certificates to the Escrow Agent representing any remaining Escrow Property, which such remaining Escrow Share Amount shall remain part of the Escrow Property.

(b) Termination of Escrow. The escrow created hereunder shall terminate without any further notice, action or deed, upon the earlier to occur of (i) the release of all Escrow Share Amount to the Buyer pursuant to Section 3(a) above, or (ii) twenty-four (24) months following the Closing Date (each, a “Termination Date”). To the extent any Escrow Property continues to be held by the Escrow Agent following the Termination Date, such Escrow Property, if any, shall promptly be, but in any event within two (2) Business Days thereafter, delivered to the Shareholders automatically without the need of a Release Instructions.

(c) Disposition Dispute. If either the Buyer or any of the Shareholders believe that the Escrow Property should not be released by the Escrow Agent at the Termination Date pursuant to a notice given under this Agreement prior to the Termination Date, then such party shall deliver written notice thereof to the Escrow Agent and the other parties to this Agreement prior to such release (a “Dispute Notice”) (with the failure to timely deliver such notice waiving any right to challenge the release of the Escrow Property). If a Dispute Notice is delivered in connection with a delivery of any Indemnification Notice, the Indemnified Parties and the Shareholders shall attempt in good faith, for 45 days after receipt of such Dispute Notice, to resolve such dispute. If the Indemnified Parties and the Shareholders shall so agree, they shall, within 30 days of such agreement, prepare and sign a joint written instruction, delivered in accordance with Section 6.5 below, to the Escrow Agent, setting forth under the heading “Escrow Agent Release Portion”, the amount of Escrow Share Amount, if any, to be released from the Escrow Account by the Escrow Agent which amounts shall be in proportion to each Shareholder’s Pro Rata Share (in proportions reflecting the total amount of the Escrow Share Amount then held in the Escrow Account on behalf of each Shareholder but no more than such Shareholder’s Pro Rata Share of the amount of the Escrow Agent Release Portion as set forth in the Indemnification Notice). If no such agreement can be reached during the 45-day period of good faith negotiation, then, upon the expiration of such 45-day period or otherwise if the Dispute Notice is delivered in connection with Section 3(a)(i) above, the Escrow Agent may take one of the following actions, in its sole and absolute discretion: (i) deposit the Escrow Property with the clerk of a court of competent jurisdiction, provided, that upon the deposit by the Escrow Agent of the Escrow Property with such clerk, the Escrow Agent shall be relieved of all further obligations and released from all liability hereunder; (ii) file a suit in interpleader in such court and obtain an order from such court requiring all parties involved to litigate in such court their respective claims arising out of or in connection with the Escrow Property; (iii) continue to hold the Escrow Property until direction to release the Escrow Property by the final, non-appealable judgment of a court of competent jurisdiction or by mutual written agreement of the Buyer and the Shareholders; or (iv) deliver the Escrow Property to a successor escrow agent mutually selected by the Buyer and the Shareholders; provided that the Buyer and the Shareholders release the Escrow Agent from all further liability with respect to the Escrow Property. In each case of subsection (ii) or (iii) above, the Escrow Agent shall be entitled to act in accordance with any decision of such court of competent jurisdiction upon any award rendered pursuant to the provisions of Section 9 of the Share Exchange Agreement. In the event that any such controversy arises hereunder pursuant to which the Escrow Agent may take the aforementioned actions the Escrow Agent shall not be required to determine the proper resolution of such controversy or the proper disposition of the Escrow Property.

(d) No Discretionary Authority. The Escrow Agent has no discretion with respect to, or duty to make any determination as to, whether a Dispute Notice is properly given, nor is the Escrow Agent required to review or evaluate, or be subject to, the Share Exchange Agreement any other Transaction Document or any other underlying agreement. The Escrow Agent shall have no further duties hereunder after the disbursement of the Escrow Property in accordance with this Section 3.

4. Rights of the Shareholders in Escrow Share Amount.

4.1 Voting and Other Shareholder Rights. A Shareholder shall not have any voting rights or any other rights as a shareholder of the Buyer with respect to the Escrow Share Amount until such time as they are delivered to the Shareholder in accordance with Section 3.

4.2 Dividends or Other Distributions in Respect of the Escrow Share Amount; Adjustments in Number of Escrow Share Amount. During the Escrow Period any dividends or distributions payable in cash or non-cash property (including capital stock of the Buyer) shall be paid with respect to the Escrow Share Amount and held as Escrow Property to be released pari passu with the Escrow Share Amount in accordance with Section 3(a) and Section 3(b) above. The number of Escrow Share Amount will be adjusted to reflect any split, reverse split, reclassification or other adjustment to the common stock of the Buyer in the same manner as the number of issued and outstanding shares of the common stock are adjusted to reflect any such event.

4.3 Restrictions on Transfer and Redemption. During the Escrow Period, no sale, transfer or other disposition may be made of any of the Escrow Share Amount by the Buyer or a Shareholder. During the Escrow Period, the Buyer shall not be permitted to redeem, substitute or replace the Escrow Share Amount without the Shareholders’ prior written consent. During the Escrow Period, the Escrow Share Amount will be reflected on the books and records of the Buyer as issued and outstanding shares.

5. Concerning the Escrow Agent.

5.1 Good Faith Reliance. The Escrow Agent shall not be liable for any action taken or omitted by it in good faith. The Escrow Agent shall be entitled to consult with external counsel of its own reasonable selection and the opinion of such counsel shall be full and complete authorization and protection to the Escrow Agent in respect of any action taken or omitted by the Escrow Agent hereunder in good faith and in accordance with the opinion of such counsel. The Escrow Agent may rely conclusively and shall be protected in acting upon any order, notice, demand, certificate, opinion or advice of counsel (including internal or external counsel chosen by the Escrow Agent), statement, instrument, report or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained) which is believed by the Escrow Agent to be genuine and to be signed or presented by the proper person or persons. The Escrow Agent shall not be bound by any notice or demand, or any waiver, modification, termination or rescission of this Agreement unless evidenced by a writing delivered to the Escrow Agent signed by the proper party or parties and, if the duties or rights of the Escrow Agent are affected, unless it shall have given its prior written consent thereto. It is understood and acknowledged that certain notices given by the Buyer hereunder may be prepared by the Escrow Agent when acting in its capacity as counsel to the Buyer, and that fact shall not undermine the validity of any such notice or the Escrow Agent’s ability to rely thereon.

5.2 Duties Limited. The Escrow Agent: (i) is not responsible for the performance by the Buyer or the Shareholders of this Agreement or any of the other Transaction Documents or for determining or compelling compliance therewith; (ii) is only responsible for holding the Escrow Property in escrow pending release thereof in accordance with Section 3; and (iii) shall not be obligated to take any legal or other action hereunder which might in its judgment involve or cause it to incur any expense or liability unless it shall have been furnished with indemnification acceptable to it, in its sole and absolute discretion. The duties and obligations of the Escrow Agent shall be limited to and determined solely by the express provisions of this Escrow Agreement and no implied duties or obligations shall be read into this Escrow Agreement against the Escrow Agent. The Escrow Agent’s duties hereunder are purely ministerial and the Escrow Agent is not acting as a fiduciary to the Buyer or the Shareholders. The Escrow Agent is not bound by and is under no duty to inquire into the terms or validity of any other agreements or documents, including any agreements which may be related to, referred to in or deposited with the Escrow Agent in connection with this Escrow Agreement, notwithstanding that the Escrow Agent has acted as counsel to the Buyer in connection with the subject matter thereof.

5.3 Indemnification. The Escrow Agent shall be indemnified and held harmless severally and not jointly by the Buyer and the Shareholders from and against any expenses, including counsel fees and disbursements, or loss reasonably incurred by the Escrow Agent in connection with any action, suit or other proceeding involving any claim which in any way, directly arises out of or relates to this Agreement, the services of the Escrow Agent hereunder, or the Escrow Property held by it hereunder solely as a result of its function as Escrow Agent, and not as it relates to its function of Buyer’s counsel. In no event shall Escrow Agent be liable for special, indirect, consequential, or punitive damages, or damages for lost profits solely as a result of its function as Escrow Agent, and not as it relates to its function as Buyer’s counsel; provided, however, that no indemnity need be paid to the extent such liability, costs or expenses are determined by a court of competent jurisdiction to have been caused by the Escrow Agent’s gross negligence, fraud or willful misconduct or actions of the Escrow Agent taken in bad faith. In the event of the receipt of notice of any demand or claim or the commencement of any action, suit or proceeding, the Escrow Agent, in its sole and absolute discretion, may take the actions set forth in Section 3(c) hereof with respect to the Escrow Property. The provisions of this Section 5.3 shall survive in the event the Escrow Agent resigns or is discharged pursuant to Sections 5.6 or 5.7 below. The Escrow Agent shall not incur any liability for not performing or fulfilling any duty, obligation or responsibility hereunder by reason of any occurrence beyond the control of the Escrow Agent (including but not limited to any act or provision of any present or future Law or Governmental Entity or any act of God or war).

5.4 Fees and Expenses. The Buyer shall be liable for and shall pay all of the Escrow Agent’s out of pocket expenses incurred by Escrow Agent in the performance of its duties hereunder. The out of pocket expenses shall be paid to the Escrow Agent from time to time at its request.

5.5 Further Assurances. From time to time on and after the date hereof, the Buyer and the Shareholders shall deliver or cause to be delivered to the Escrow Agent such further documents and instruments and shall do or cause to be done such further acts as the Escrow Agent shall reasonably request to carry out more effectively the provisions and purposes of this Agreement, to evidence compliance herewith or to assure itself that it is protected in acting hereunder, but at no additional expense to the Shareholders.

5.6 Resignation. The Escrow Agent shall have the right at any time to resign for any reason or no reason at all and be discharged of its duties as Escrow Agent hereunder by giving written notice of its resignation to the parties hereto at least ten (10) calendar days prior to the date specified for such resignation to take effect. All obligations of the Escrow Agent hereunder shall cease and terminate on the effective date of its resignation and its sole responsibility thereafter shall be to hold the Escrow Property, for a period of ten (10) calendar days following the effective date of resignation, at which time:

(i) if a successor escrow agent shall have been appointed and written notice thereof shall have been given to the resigning Escrow Agent by parties hereto and the successor escrow agent, then the resigning Escrow Agent shall deliver the Escrow Property to the successor escrow agent; or

(ii) if a successor escrow agent shall not have been appointed, for any reason whatsoever, the resigning Escrow Agent shall deliver the Escrow Property to a court of competent jurisdiction in the county in which the Escrow Property is then being held, and take all necessary steps to do so, and give written notice of the same to the parties hereto.

5.7 Discharge of Escrow Agent. The Escrow Agent shall resign and be discharged from its duties as escrow agent hereunder if so requested in writing at any time jointly by the Buyer and the Shareholders; provided, that any notice of discharge must (i) direct the disposition of the Escrow Property by Escrow Agent and (ii) include a full release of the Escrow Agent of all liability hereunder.

5.8 Conflicting Demands. In the event that the Escrow Agent shall be uncertain as to its duties or rights hereunder or shall receive instructions with respect to the Escrow Property which, in its sole and absolute discretion, are in conflict either with other instructions received by it as Escrow Agent or with any provision of this Escrow Agreement, the Escrow Agent shall have the absolute right to suspend all further performance under this Escrow Agreement (except for the safekeeping of the Escrow Property) until such uncertainty or conflicting instructions have been resolved to the Escrow Agent’s sole and absolute satisfaction in accordance with Section 3(c) hereof and provided that Escrow Agent has provided reasonable notice of this uncertainty and the suspension of its performance to the Buyer and the Shareholders; provided that if the Escrow Agent so suspends all or some portion of further performance under this Escrow Agreement because of any such uncertainty, then the Escrow Agent shall use its reasonable best efforts to resolve such uncertainty as soon as reasonably practicable possible so as to be able to resume such performance.

6. Miscellaneous.

6.1 Governing Law. This Agreement shall for all purposes be deemed to be made under and shall be construed in accordance with the laws of the State of Florida, without regard to the conflicts of laws principles thereof.

6.2 Entire Agreement. This Agreement and the Share Exchange contains the entire agreement of the parties hereto with respect to the subject matter hereof and, except as expressly provided herein, may not be changed or modified except by an instrument in writing signed by the Buyer, the Shareholders and the Escrow Agent.

6.3 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation thereof.

6.4 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the respective parties hereto and their legal representatives, successors and assigns.

6.5 Notices. Any notice or other communication required or which may be given hereunder shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five days after deposit of such notice, postage prepaid, or sent by facsimile or other electronic transmission (with confirmation of receipt), addressed as set forth in the Share Exchange Agreement.

If to the Buyer:	6400 Congress Avenue
Suite 2050
Boca Raton, FL 33487
Attention: W. Kip Speyer, Chief Executive Officer
email: kip@brightmountainmedia.com

With a copy to:	Pearlman Law Group LLP
200 S. Andrews Avenue
Suite 901
Fort Lauderdale, FL 33301
Attention: Brian A. Pearlman, Esq.
email: brian@pslawgroup.net

If to the Shareholders:	To the addresses set forth on Schedule A of the Share Exchange Agreement

If to the Escrow Agent:	Pearlman Law Group LLP
200 S. Andrews Avenue
Suite 901
Fort Lauderdale, FL 33301
Attention: Brian A. Pearlman, Esq.
email: brian@pslawgroup.net

The parties may change the persons and addresses to which the notices or other communications are to be sent by giving written notice to any such change in the manner provided herein for giving notice.

6.6 Counterparts. This Agreement may be executed in several counterparts, each one of which shall constitute an original and may be delivered by facsimile transmission, and together shall constitute one instrument.

6.7 No Conflict of Interest. The Buyer and the Shareholders (i) (A) acknowledge and agree that the Escrow Agent’s serving as escrow agent hereunder shall not constitute a conflict of interest despite the Escrow Agent’s contemporaneously serving as counsel to the Buyer in connection with the Share Exchange Agreement, this Agreement and the other Transaction Documents and any other matters, and shall not constitute a conflict of interest in connection with Escrow Agent’s representation of the Buyer in the future in any matter, (B) waives any conflict of interest resulting from the Escrow Agent’s contemporaneously serving as counsel to the Buyer in connection with the Share Exchange Agreement, this Agreement and the other Transaction Documents, and (ii) covenants and agrees not to assert a conflict of interest solely as a result of the Escrow Agent serving in such roles. The parties agree that the Escrow Agent may serve as counsel to the Buyer in connection with a dispute involving this Agreement or the Escrow Property; provided that the Escrow Agent shall promptly resign from its duties as Escrow Agent as provided for in Section 5.6. The Buyer and the Shareholders acknowledge that the provisions of this Section 6.7 constitute a material inducement for the Escrow Agent to serve as escrow agent hereunder. The Buyer and the Shareholders further acknowledge and agree that they have selected the Escrow Agent in order to facilitate the consummation of the transactions contemplated by the Share Exchange Agreement and the retention of the Escrow Property in order to avoid the time, cost and expense of a third party serving as the escrow agent hereunder.

WITNESS the execution of this Agreement as of the date first above written.

Bright Mountain Media, Inc.

By:	/s/ W. Kip Speyer
W. Kip Speyer, Chief Executive Officer

Shareholders

/s/ Nadav Slutzky
Nadav Slutzky

/s/ Joey Winshman
Joey Winshman

/s/ Eli Desatnik
Eli Desatnik

Pearlman Law Group LLP, as Escrow Agent

By:	/s/ Brian A. Pearlman
Brian A. Pearlman, Esq., Partner